Blue Sphere Corporation 8-K

Exhibit 10.1

LOAN EXTENSION, ADDITIONAL INVESTMENT & CONVERSION AGREEMENT

Addendum to the Transaction Documents Dated October 24, 2016

This Loan Extension, Additional Investment & Conversion Agreement, dated February 21, 2018 (this “Agreement”), is by and between Blue Sphere Corporation, a Nevada corporation (the “Issuer”) and JMJ Financial (the “Investor”) (referred to collectively herein as the “Parties”).

WHEREAS, the Issuer and the Investor entered into a Securities Purchase Agreement Document SPA-10212016 (as amended, the “SPA”) dated as of October 24, 2016, pursuant to which the Issuer issued to the Investor a Promissory Note (as amended, the “Note”), a Warrant, and Origination Shares (all capitalized terms not otherwise defined herein shall have the meanings given such terms in the SPA);

WHEREAS, the Issuer issued additional common stock purchase warrants to the Investor on December 20, 2016, February 14, 2017, March 14, 2017, April 13, 2017, May 11, 2017, and June 7, 2017 (such warrants, plus the Warrant, plus any additional warrants the Issuer may be required to issue to the Investor in the future under the SPA, all as previously amended, the “Warrants”);

WHEREAS, by letter agreement or amendment, on at least ten separate occasions (the “Amendments”), (i) the Issuer and the Investor agreed to amend certain terms and extend certain milestone dates contained in the SPA, Note and the Warrants, with the last such Amendment extending the maturity date of the Note, the date the Origination Shares were issuable, the date of the pricing reset on the Origination Shares and the date to receive conditional approval from The NASDAQ Capital Market to November 22, 2017; and (ii) the Investor agreed to conditionally waive any default in connection with the original dates, but not the damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such a default under the SPA, Note and the Warrants, and with the waiver conditioned on the Issuer not triggering an event of default at any time subsequent to such Amendment;

WHEREAS, one of the Amendments increased the Principal Sum of the Note to $2,106,000 and increased the amount of Consideration payable under the Note to $2,000,000;

WHEREAS, the Investor had paid all $2,000,000 of Consideration to the Issuer under the Note;

WHEREAS, on June 30, 2017, the Issuer repaid $1,000,000 of the outstanding balance under the Note;

WHEREAS, the Issuer requests that the Investor agree (i) to increase the Principal Sum of the Note to $4,212,000 and increase the amount of Consideration payable under the Note to $4,000,000, and (ii) to invest an additional $1,000,000 into the Issuer under the Note at this time, which would leave an additional $1,000,000 of Consideration available for payment under the Note at a future date if necessary;

WHEREAS, the Issuer further requests that the Investor invest an additional $1,000,000 into the Issuer under a public offering of the Issuer’s securities to raise gross proceeds to the Issuer of at least $5,000,000 (the “Public Offering”), provided that such Public Offering may be for less upon the mutual agreement of the Issuer and the Investor and further provided that such Public Offering occurs in conjunction with an uplisting of the Issuer's securities to The Nasdaq Capital Market or NYSE-MKT;

WHEREAS, the Issuer has requested several extensions on the Note due to delays in the Public Offering; and

WHEREAS, in order to improve the likelihood of success of the Public Offering and the uplisting of the Issuer's securities to The Nasdaq Capital Market or NYSE-MKT, the Issuer requests that the Investor accept shares of stock instead of cash to settle all of the Issuer’s obligations to the Investor.

1

NOW, THEREFORE, the Issuer and the Investor agree as follows:

1.

Additional Investment and Commitment.

A.

$1,000,000 Investment into the Current Note Structure. Within five business days after the date of this Agreement, the Investor shall invest an additional $1,000,000 into the Issuer under the Note by paying $750,000 cash to the Issuer and by rolling over and applying to the Note the $250,000 Principal Sum due to the Investor under the $250,000 Note that was funded by the Investor by $250,000 wire transfer and was issued to the Investor on February 13, 2018, after which time the $250,000 Note shall be null and void.

B.

$1,000,000 Investment into the Public Offering. The Investor commits to invest at least $1 million in a Public Offering that occurs contemporaneously with an uplisting of the Issuer's securities to The Nasdaq Capital Market or NYSE-MKT (the Investor shall not commit to participating in any offering other than as per the terms of this Agreement and in conjunction with an uplisting). The Investor shall have the right, at its election, to invest up to $5 million in the Public Offering, and up to $5 million in each of the Issuer's subsequent financings during the two- year period after the Public Offering, on the same terms as the best terms, as determined by the Investor, provided to any investor in the Public Offering or in any such subsequent financing.

2.

Extensions.

A.

Extension of Maturity Date. In the sentence in the Note (as previously amended) that states “The Maturity Date is the earlier of November 22, 2017 or the third business day after the closing of the Public Offering,” the date of November 22, 2017 shall be replaced with the date of June 30, 2018.

B.

Extension of Origination Shares Dates. The references to the date of November 22, 2017 in Sections 1.3.1 and 1.3.2 of the SPA (as previously amended) shall be replaced with the date of June 30, 2018.

C.

Extension of Nasdaq Approval Date. Section 6(xxiii) of the Note and Section 1.11(xxiii) of the Warrants shall hereinafter be deleted and replaced with the following text: “(xxiii) the Issuer fails to obtain from Nasdaq or NYSE or another exchange mutually agreed upon by the Issuer and the Investor by June 30, 2018 and conditional approval of the listing of the Issuer’s common stock on The Nasdaq Capital Market or NYSE-MKT or another exchange mutually agreed upon by the issuer and the Investor subject only to completion of the Public Offering pursuant to the Registration Statement and to the Issuer’s common stock maintaining the minimum price requirements prior to up-listing;”.

D.

Conditional Waiver of Default. The Investor conditionally waives the defaults for the Issuer's failure to meet the original and previously amended Maturity Dates of the Note and delivery dates for the Origination Shares, but the Investor does not waive any damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such defaults (which damages, fees, penalties, liquidated damages, or other amounts or remedies the Investor may choose in the future to assess, apply or pursue in its sole discretion) and the Investor's conditional waiver is conditioned on the Issuer's not being in default of and not breaching any term of the Note or the SPA or any other Transaction Documents at any time subsequent to the date of this Agreement (if the Issuer triggers an event of default or breaches any term of the Note, the SPA, or the Transaction Documents at any time subsequent to the date of this Agreement, the Investor may issue a notice of default for the Issuer's failure to meet the original Maturity Date of the Note and delivery date of the Origination Shares).

2

3.

Conversion to Equity Upon Up-listing. Provided that (i) the Issuer closes on the Public Offering and contemporaneously uplists its shares of common stock on The Nasdaq Capital Market or NYSE-MKT, or contemporaneously uplists to another exchange mutually agreed upon by the Issuer and the Investor, by June 30, 2018, and (ii) no additional event of default or breach of the Transaction Documents occurs between the date of this Agreement and the close of the Public Offering, the Issuer may terminate the Note and satisfy all of the Issuer's obligations to the Investor by payment of stock as follows:

A.

No Cash Payment. The Issuer shall not pay to the Investor any part of the Note balance in cash at the closing of the Public Offering. In consideration of the Investor agreeing to forego payment in cash, the Issuer agrees to pay to the Investor $250,000 in common stock of the Issuer ("Conversion Shares").

B.

Repayment of Note Principal Sum in Stock. The Issuer shall pay the Principal Sum of the Note (Consideration paid plus OID (excluding the extension fees and damages on the Note, which will be paid in stock under 3.D. and 3.E. below)) in shares of common stock of the Issuer ("Note Balance Shares").

C.

Warrants. In order to clean up and simplify the Issuer’s capital structure, all of the Warrants shall be exchanged for an identical dollar amount of shares of common stock of the Issuer ("Warrant Shares").

D.

Extensions. The Issuer agrees to pay to the Investor $750,000 in shares of common stock of the Issuer ("Extension Shares") as fees for the several extensions the Investor has provided under the SPA, the Note, and the Warrants. The Investor agrees that it will reduce the dollar amount of the Extension Shares by $500,000 to $250,000 if the Issuer lists its common stock on The Nasdaq Capital Market or NYSE-MKT or another exchange mutually agreed upon by the Issuer and the Investor by March 31, 2018.

E.

Damages. As negotiated by the Issuer and as a gesture of good faith by the Investor, the Investor agrees to reduce the damages otherwise payable under the Note by approximately $500,000 in exchange for a settlement payment of $3,000,000 that the Issuer agrees to pay in shares of common stock of the Issuer ("Settlement Shares").

F.

Lockup Fee. The Issuer agrees to pay the Investor a lockup fee of $250,000 payable in shares of common stock of the Issuer ("Lockup Shares") as consideration for the Investor entering into a lockup agreement on up to 50% of the Investor Shares (defined below), not to exceed three months, that will be effective upon closing of the Public Offering and that will prohibit the Investor from selling more than 50% of the Investor Shares at a price lower than the lesser of (i) the price per share of the Issuer's common stock in the Public Offering, or (ii) the closing price of the Issuer's common stock on the date of this Agreement. The Investor shall not be subject to a lockup on any shares that the Investor acquires in the Public Offering.

G.

Share Delivery and Pricing.

1       Pricing in the Event of Up-listing with a Public Offering. The number of Conversion Shares, Note Balance Shares, Warrant Shares, Extension Shares, Settlement Shares, and Lockup Shares (collectively, "Investor Shares") deliverable to the Investor, and the time for delivery of the Investor Shares, shall be determined in accordance with the pricing formula and delivery deadlines set forth in Section 1.3 of the SPA as if such Investor Shares were Origination Shares. All Origination Shares remain due and payable as set forth in the SPA and, for the avoidance of doubt, all of the shares deliverable to the Investor under this Agreement are in addition to the Origination Shares due to the Investor under the SPA.

3

2       Pricing in the Event of Up-listing without a Public Offering. In the event that Issuer does not complete the Public Offering, but instead uses an alternative method to list its shares of common stock on The Nasdaq Capital Market or NYSE-MKT or another exchange mutually agreed upon by the Issuer and the Investor, and if the Issuer and the Investor agree to the Issuer settling its obligations to the Investor by delivering Investor Shares to the Investor, then on the fifth (5th) trading day after the day the Issuer's shares of common stock begin trading on The Nasdaq Capital Market or NYSE-MKT or another exchange mutually agreed upon by the Issuer and the Investor (the "Listing Date") the Issuer shall deliver to the Investor such number of duly and validly issued, fully paid and non-assessable Investor Shares as equals the dollar amount of the Investor Shares divided by the lowest of (i) the lowest daily closing price of the Issuer’s common stock during the ten days prior to delivery of the Investor Shares or during the ten days prior to the date of this Agreement (in each case subject to adjustment for stock splits), (ii) 80% of the closing price of the common stock on the Listing Date, (iii) 80% of the effective offering price per share of common stock of the Issuer in any private placement or issuance of securities by the Issuer after the date of this Agreement and prior to the Listing Date (if applicable), (iv) 80% of the unit offering price in any private placement or issuance of securities by the Issuer after the date of this Agreement and prior to the Listing Date (if applicable), or (v) $1.60 (subject to adjustment for stock splits) (such lowest price of (i), (ii), (iii), (iv), or (v) is hereafter referred to as the "Lowest Price"). It is the Issuer’s and the Investor’s expectation that the issuance date of the Investor Shares dates back to the dates of the Investor's payment of Consideration under the Note, in proportion to the amount of each payment, for purposes of Rule 144 under the Securities Act of 1933, as amended.

4.

Investor Shares Beneficial Ownership Limitation. Unless otherwise agreed by both Parties, at no time will the Issuer issue to the Investor such number of Investor Shares that would result in the Investor owning more than 9.99% of the number of shares of common stock outstanding of the Issuer immediately after giving effect to the issuance of the Investor Shares (the "Beneficial Ownership Limitation"). In the event that the number of Investor Shares deliverable to the Investor would cause the Investor to exceed the Beneficial Ownership Limitation, the Issuer shall deliver to the Investor such lesser number of Investor Shares the Investor requests that would result in the Investor owning less than the Beneficial Ownership Limitation and the Issuer shall deliver to the Investor the remaining number of Investor Shares at such time as the Investor notifies the Issuer that delivery of such remaining Investor Shares would not cause the Investor to exceed the Beneficial Ownership Limitation.

5.

Investor's Election for Preferred Stock. At the Investor's election at any time the Issuer shall create, within five (5) business days after the Investor's election, a series of convertible preferred stock out of the Issuer’s existing authorized shares of preferred stock to address the Beneficial Ownership Limitation on Investor Shares. The Issuer shall cooperate with the Investor in drafting the terms of the series of convertible preferred stock, and in exchanging the Investor Shares for shares of the newly created series of convertible preferred stock, so as to accomplish the objectives of this paragraph. The Issuer shall reserve for this purpose, until such time as the Investor's right to elect expires, 10,000,000 shares out of the Issuer’s 500,000,000 authorized and undesignated shares of the Issuer's $0.001 par value preferred stock.

4

6.

Note Amount. The Principal Sum of the Note, as previously amended, is hereby increased from $2,106,000 to $4,212,000 and the Consideration is increased to $4,000,000. The first five sentences of the second paragraph of the Note are hereby amended and replaced with the following:

“The Principal Sum is up to $4,212,000 (four million two hundred twelve thousand) plus accrued and unpaid interest and any other fees. The Consideration is $4,000,000 (four million) payable by wire. The Investor shall pay $750,000 of Consideration in accordance with the attached Funding Schedule in its sole election. The Investor may pay up to an additional $3,250,000 of Consideration to the Issuer in such amounts and at such dates as the Investor may choose, however, the Issuer has the right to reject any of those payments within 24 hours of receipt of rejected payments. The Principal Sum due to the Investor shall be based on the Consideration actually paid by Investor (plus an approximate 5% Original Issue Discount that is based on the Consideration actually paid by the Investor as well as any other interest or fees) such that the Issuer is only required to repay the amount funded and the Issuer is not required to repay any unfunded portion of this Note.”

7.

SPA Amendments. The reference to a Note aggregate principal amount of $2,106,000 contained in Section 1.1 of the SPA, as previously amended, shall be amended to refer to a Note aggregate principal amount of $4,212,000. The reference to a total Consideration amount of $2,000,000 contained in Section 1.4 of the SPA shall be amended to refer to a total Consideration amount of $4,000,000. All references to the SPA or the Note in any of the Transaction Documents, including any Warrants issued after the date of the SPA, shall refer to the SPA, as amended, and to the Note, as amended.

8.

One Year Prohibition on Issuances of Securities. For a period of one year after the later of the closing of the Public Offering, the Listing Date, or the closing of a private placement of the Issuer's securities (the "Starting Date"), without the express written consent of the Investor, the Issuer shall not issue or sell common stock, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock (including pursuant to the terms of any outstanding securities issued prior to the Starting Date (including, but not limited to, warrants, convertible notes, or other agreements)) or any security entitling the holder thereof to acquire common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive common stock at an effective price per share less than the greatest of (i) the Lowest Price (as defined Section 3.F.2 above), (ii) the common stock offering price in the Public Offering or private placement (as may be applicable), (iii) the unit offering price in the Public Offering or private placement (as may be applicable), and (iv) the exercise price of any warrants issued in the Public Offering or private placement (as may be applicable). The foregoing prohibition on issuances of securities shall not apply to any issuances of securities to any project partner or to any funding directly related to project financing, or to any grant or issuance of shares of the Issuer’s common stock or options to purchase shares of the Issuer’s common stock pursuant to the Issuer’s 2016 and 2018 Stock Incentive Plan, Non-Employee Directors Compensation Plan or service or employment agreements outstanding as of the date of this Agreement.

9.

TA Letters. The Issuer agrees that the terms of the irrevocable instruction letter dated October 24, 2016 in which the Issuer irrevocably authorized and instructed ClearTrust, LLC to issue shares of common stock of the Issuer to the Investor without any further action or confirmation by the Issuer upon ClearTrust's receipt from the Investor of a Conversion Notice or Exercise Notice shall apply to the Note as amended and shall apply to all warrants the Issuer has issued or will issue to the Investor pursuant to the terms of the SPA as amended. In addition, the Issuer agrees that the terms of the irrevocable instruction letter dated October 24, 2016 in which the Issuer irrevocably authorized and instructed ClearTrust, LLC to issue shares of common stock of the Issuer to the Investor without any further action or confirmation by the Issuer upon ClearTrust's receipt from the Investor of a request for issuance of Origination Shares pursuant to the Issuer's obligations under the SPA shall apply to all requests for issuance of Origination Shares pursuant to the Issuer's obligations under the SPA as amended, and also shall apply to the Issuer's obligation to issue Investor Shares, such that the share reserve also may be used for requests from the Investor of Investor Shares and ClearTrust hereby is irrevocably authorized and instructed to issue Investor Shares to the Investor upon ClearTrust's receipt from the Investor of a request for Investor Shares. If ClearTrust requires the Issuer and/or the Investor to deliver to ClearTrust new irrevocable instruction letters to give effect to the terms of this paragraph, the Issuer agrees that it will cooperate in good faith with the Investor in drafting and executing the new irrevocable instruction letters and any supporting documents required by ClearTrust and the Issuer shall promptly deliver the new irrevocable instruction letters to ClearTrust.

5

10.

All Other Terms Remain in Full Force and Effect. All other terms and conditions of the Transaction Documents, including all Warrants and all amendments to such Transaction Documents, remain in full force and effect. The terms of this Agreement do not terminate or relieve the Issuer of its obligation to perform or forbear from performing under any term of the Transaction Documents that is meant to survive after the closing of the Public Offering or that does not expressly provide for its termination upon closing of the Public Offering.

* * *

Please indicate acceptance and approval of this Agreement by signing below:

/s/ Shlomi Palas	/s/ JMJ Financial
Shlomi Palas	JMJ Financial
Blue Sphere Corporation	Its Principal
Chief Executive Officer

[Loan Extension, Additional Investment &Conversion Agreement Signature Page]

6